Exhibit 99.1

EXECUTIVE SEPARATION AGREEMENT

        THIS EXECUTIVE SEPARATION AGREEMENT (“Agreement”) is entered into by and between DAVID L. BARCLAY (“Executive”) and CENTEX SERVICE COMPANY, LLC, a Nevada limited liability company (“Centex”).

1.    Termination of Employment.  Executive’s employment with Centex will terminate effective as of the close of business on March 31, 2009 (the “Separation Date”).

2.    Severance Pay.  In consideration of Executive’s release of all claims as provided in this Agreement, and Executive’s other agreements herein, Centex will pay the following amounts (collectively, the “Severance Pay”) to Executive:

a.           The sum of $712,500.00, which is equivalent to 18 months of Executive’s current annual base salary.

b.           The sum of $1,425,000.00, which is equivalent to one and one-half times the target cash bonus that Executive could receive for Fiscal Year 2009 (ending March 31, 2009).

        Executive agrees that the Severance Pay is over and above any sums earned by Executive as wages, commissions and/or bonuses through the Separation Date; however, Executive understands and agrees that Executive is expressly not entitled to short-term incentive compensation or a cash bonus for Fiscal Year 2009.

        Centex will pay the Severance Pay to Executive within 30 days following the later of the Separation Date or the Effective Date (defined in Section 25.h), subject to Executive’s return of Centex property as required in Section 10.  To avoid adverse tax consequences, the parties agree that the outside date for Centex’s obligation to pay the Severance Pay is March 15, 2010.

3.    Other Payments.  In addition to the payment of the Severance Pay, Centex will pay Executive the following:

a.           Salary.  Executive’s current annual base salary and applicable benefits through the Separation Date.

b.           Vacation.  $32,885.00, which represents 18 days of vacation, being Executive’s earned and unused vacation time as of the Separation Date.   Centex will pay this sum within the time period required by applicable law.  Executive acknowledges that this amount is the full amount of vacation wages due to Executive by Centex.  Executive acknowledges that Centex has paid all wages concededly due, including vacation wages due from employment.  Executive further acknowledges that no further wages, including vacation wages, are due.

c.           Payment of Expenses.  All reimbursable business expenses incurred on or before the Separation Date, as long as Executive submits a written request (following Centex’s standard business procedure) on or before 7 business days following the Separation Date.  Centex will pay this reimbursement in the ordinary course of Centex’s business.  If Executive fails to timely submit a request for reimbursement, Executive will be deemed to have waived the claim for reimbursement.  Centex will not reimburse Executive for expense reports submitted after 7 business days following the Separation Date.

d.           No Other Compensation.  Other than the amounts specifically described in this Agreement, Executive will receive no other compensation for services rendered to Centex during the period before the Separation Date.  As an example of what this means, Executive will only receive the payments described in this Agreement and is not entitled to payments under any incentive programs to which Executive may have been previously entitled for Fiscal Year 2009 or any subsequent period.

         By signing this Agreement, Executive hereby authorizes Centex, to the extent permitted by law, to deduct from the Severance Pay any indebtedness that Executive owes to Centex, including, but not limited to, advances, loans, credit card charges, and any other obligations of valuable consideration.

4.    Outplacement Services.  As further consideration for Executive’s release of all claims as provided in this Agreement, and Executive’s other agreements herein, Centex, at its expense, will provide Executive certain outplacement services from an established outplacement firm of its choice.  Executive must commence utilizing such services within 30 days following the Separation Date and complete all services by the end of the second calendar year following the Separation Date.  The cost to Centex of such outplacement services will not exceed $25,000.  Executive will not be entitled to a cash payment in lieu of outplacement services.

5.    Benefit Plans or Programs.  Except as provided below, Executive’s participation in all employee benefit plans and/or programs at Centex will cease as of Executive’s Separation Date.

         6.    Stock Options/Stock Units/Executive Deferred Compensation.

a.           Executive acknowledges that all vested and unexercised stock options, stock units and/or executive deferred compensation previously granted to Executive will not be modified by this Agreement, except as provided in Section 7, as applicable, and will remain subject to the terms and conditions of the applicable Centex Corporation long-term incentive compensation plan under which the award was granted.  In other words, (i) all vested stock options (including any stock options whose vesting has been accelerated) will be exercisable after the Separation Date for the period specified in the applicable plan (either 90 or 120 days following the Separation Date, depending on the applicable plan), provided, however, that because Executive meets the test for 55/10/70 status as of the Separation Date, all stock options that were awarded and outstanding as of April 1, 2006, may be exercised during a period that is the shorter of (1) 12 months following the Separation Date, or (2) the original expiration date of the stock option, and (ii) subject to Section 7, all vested stock units and/or executive deferred compensation granted pursuant to the applicable plans will be distributed as soon as reasonably practicable following the Separation Date in accordance with the applicable plan, award agreement and/or payout election, as applicable.

b.           As further consideration for Executive’s promises and performance under this Agreement, portions of (i) unvested or restricted equity awards (i.e., stock options, stock units and any performance shares or similar security) and (ii) executive deferred compensation awards (i.e., deferred cash) (collectively, the “Long-Term Incentive Compensation Awards”) that Executive has as of the Separation Date will become vested and/or free from restrictions on transfer as soon as reasonably practicable following the later of (x) the Effective Date or (y) the Separation Date, subject to Section 7.  The portions of the Long-Term Incentive Compensation Awards to be accelerated are those that would vest and/or become unrestricted during the period beginning on the day immediately after the Separation Date and ending eighteen months thereafter.  In other words, all Long-Term Incentive Compensation Awards that would have vested if Executive remained employed through September 30, 2010, will vest as of the later of the Effective Date or the Separation Date, and all newly-vested stock options will be exercisable after the Separation Date for the period specified in the applicable plan (either 90 or 120 days following the Separation Date, depending on the applicable plan), and subject to Section 7, all newly-vested stock units and/or executive deferred compensation granted pursuant to the applicable plans will be distributed as soon as reasonably practicable following the Separation Date in accordance with the applicable plan, award agreement and/or payout election, as applicable.

c.           Except as expressly provided herein, nothing in this Agreement supersedes the provisions of the applicable plans or award agreements that govern unvested or restricted awards.  Acceleration of vesting in the case of stock units, executive deferred compensation and similar awards will not affect the payout date for amounts that vested or became unrestricted before the Separation Date, which will continue to be subject to the terms of the applicable plan, award agreement and/or payout election, as applicable.

d.           Executive’s ability to exercise Executive’s stock options after the Separation Date is subject to any pending black-out period applicable to Executive as of the Separation Date.

7.    Key Employee.  Executive acknowledges that Executive is identified as a “key employee” under IRS guidance regarding the application of the deferred compensation legislation (the American Jobs Creation Act), and that Executive’s receipt of certain long-term compensation, such as stock units and deferred cash that vest after December 31, 2004, including, without limitation, that portion of the Long Term Incentive Compensation Awards for which vesting is accelerated under Section 6.b, may be delayed for six months and two days to the extent required by final regulations issued under Section 409A.  Section 409A of the Tax Code or applicable treasury regulation or guidance requires that any certain payments of compensation deferred under a nonqualified deferred compensation plan be delayed because the Executive is a “key employee” within the meaning of Section 409A.  Notwithstanding any other provision of this Agreement or any other agreement, plan or arrangement, Centex will delay providing the applicable pay or benefit to which the Executive is otherwise entitled to the date and extent required under Section 409A.

8.    COBRA. Centex will deliver to Executive a letter outlining the terms of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), including the COBRA premiums.  Executive will have the option to elect to continue health care coverage under COBRA, as explained in the COBRA letter.  Under the terms of COBRA, Centex-sponsored health care plan participants are offered the ability to participate in a Centex-sponsored health care plan for up to 18 months after their separation dates.  The COBRA letter will explain that to obtain such coverage, Executive must pay on a timely basis the Executive’s portion of the monthly COBRA premium.  COBRA participants do not receive monthly invoices, and are expected to make sure that their monthly premium payments are received by the Centex COBRA Administrator by the applicable due dates.  Executive’s failure to make a timely payment will result in loss of coverage and, once lost, the coverage cannot be reinstated.

9.    Release of Termination and Other Claims.  In consideration of Centex’s agreement to (x) pay Executive the Severance Pay, (y) provide outplacement services and (z) accelerate the vesting of certain Long-Term Incentive Compensation Awards, as set forth in Sections 2, 4 and 6, respectively, of this Agreement (collectively, the “Severance Benefits”), Executive hereby fully, finally, completely, knowingly and voluntarily releases Centex and its predecessors, successors, parent, subsidiaries, affiliates, related entities, merged entities, and partners, and their respective current and former officers, directors, shareholders, employees, employee benefit plans and the fiduciaries and agents of said plans, trustees, agents, attorneys, insurers, representatives and assigns (collectively, the “Released Parties”), from any and all claims, actions, demands, and/or causes of action for general, special or punitive damages, attorneys’ fees, expenses, and other compensation or damages (collectively, “Claims”), whether now known or unknown, arising from, relating to, or in any way connected with Executive’s employment with or termination of employment from Centex and/or the compensation to be paid by Centex to Executive arising out of Executive’s employment with Centex, and any other facts or events occurring on or before the date on which Executive signs this Agreement.  Executive agrees that this Agreement includes a release of any and all negligence claims, contractual claims, wrongful discharge claims, and claims of discrimination of every possible kind, including but not limited to, Claims under Title VII of the Civil Rights Act of 1964, as amended; the Age Discrimination in Employment Act of 1967, as amended, including the Older Workers Benefit Protection Act of 1990; the Civil Rights Act of 1866, as amended; the Civil Rights Act of 1991; the Americans with Disabilities Act of 1990; the Workers Adjustment and Retraining Notification Act of 1988; the Employee Retirement Income Security Act of 1974, as amended; the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended; the Family and Medical Leave Act of 1993; the California Unruh Civil Rights Act; claims in connection with workers’ compensation or “whistleblower” statutes; and/or contract, tort, defamation, wrongful termination or any other state or federal regulatory, statutory or common law; claims that stem from or are related to the administration of any employee benefit plans (the “Plans”) sponsored by Centex Corporation, personal injury claims, and related attorneys’ fees and costs claims, if any, that Executive may have against Centex or any of the Released Parties (as well as the fiduciaries and administrators of the Plans).  Executive waives and releases Centex and the Released Parties from any claims that this Agreement was procured by fraud or signed under duress or coercion so as to make any of the terms or provisions of this Agreement not binding.  Executive understands and agrees that by signing this Agreement, Executive is giving up the right to pursue any legal or administrative claims that Executive may have against Centex or any of the Released Parties, except as otherwise may be specifically set forth herein.  This release excludes any claim that cannot be released by private agreement.

    Except as described below, Executive agrees and covenants not to file any suit, charge or complaint against Centex or the Released Parties in any court or administrative agency, with regard to any claim, demand, liability or obligation arising out of Executive’s employment with Centex or separation therefrom.  Executive further represents that no claims, complaints, charges or other proceedings are pending in any court, administrative agency, commission or other forum relating directly or indirectly to Executive’s employment by Centex.

    Nothing in this Agreement will be construed to prohibit Executive from (i) bringing a claim or lawsuit against Centex to enforce Centex’s obligations to Executive under this Agreement, (ii) making any disclosure of information required by law, (iii) filing a charge with or participating in any investigation or proceeding conducted by the Equal Employment Opportunity Commission or a comparable state or local agency, or (iv) providing information to, or testifying or otherwise assisting in any investigation or proceeding brought by, any federal regulatory or law enforcement agency or legislative body, any self-regulatory organization, or Centex’s legal, compliance or human resources officers.  Notwithstanding the foregoing, Executive agrees to waive any right to recover monetary damages in any charge, complaint or lawsuit filed by Executive or by anyone else on Executive’s behalf.

Executive agrees that all rights under Section 1542 of the Civil Code of the State of California are hereby waived by Executive.  Section 1542 provides as follows:

A general release does not extend to claims which the creditor does not know or suspect to exit in Executive's favor at the time of executing the release, which if know by Executive must have materially affected his settlement with the debtor.

 Notwithstanding the provisions of Section 1542 of the Civil Code of the State of California, Executive hereby irrevocably and unconditionally releases and forever discharges Centex and the Released Parties from any and all charges, complaints, claims and liabilities of any kind or nature whatsoever, known or unknown, suspected or unsuspected, which Executive at any time heretofore had or claimed to have against Centex and/or the Released Parties regarding events that have occurred as of the date of this Agreement.

10.    Return of Centex Property.  Centex’s obligation to provide the Severance Benefits is also contingent upon Executive’s return to Centex, on or before the Effective Date, of all of Centex’s property in Executive’s possession or control, including, but not limited to, the company car (unless Executive purchases the company car, as described in Section 12), paper and electronic documents, files and/or reports, laptop computers, credit cards, pagers, cellular phones, hand-held communication devices (e.g., BlackBerry devices), security cards and keys.

11.    Profit Sharing/401(k)/SERP.  Executive acknowledges that this Agreement does not affect Executive’s rights to Executive’s accounts, if any, under (a) the Centex Corporation Saving for Retirement Plan (“401(k) plan”), or (b) the Centex Corporation Supplemental Executive Retirement Plan (“SERP”).  No additional profit sharing contributions or SERP contributions will be made to Executive’s accounts for any periods following the Separation Date.  There will be no profit sharing or SERP contributions for partial calendar year periods.

12.    Company Car.  Executive will return to Centex the 2005 Ford Expedition, VIN 1FMFU18595LA28417, owned by Centex but used by Executive (the “Company Car”), along with all keys for the vehicle.  Executive may choose to purchase the Company Car “AS-IS” from Centex for an amount equal to the ARI Fleet LT fair market valuation of $12,600.00.  Executive will be responsible for the purchase price of the Company Car, along with any incidental costs associated with the transfer of ownership and title, such as tax, title and license, and for insurance coverage of the Company Car immediately following the Separation Date.

13.    Cooperation. Executive agrees that continuing after the Effective Date, Executive will cooperate fully with Centex and the Released Parties (a) in the defense or prosecution of or preparation for any lawsuit, dispute, investigation or other legal proceedings that may be ongoing, anticipated or threatened (collectively, the “Proceedings”), and (b) in any other matters (“Matters”) related to Centex’s business during the period of Executive’s employment with Centex.  Centex agrees to reimburse Executive for reasonable out-of-pocket expenses that Executive incurs in connection with such cooperation, subject to reasonable documentation.

         Executive will (i) provide information, affidavits or testimony concerning matters at issue about which Executive has knowledge as Centex may request from time to time; and (ii) cooperate without remuneration, but Centex will promptly reimburse Executive for all reasonable expenses incurred for attorneys’ fees, transportation, accommodations, and meals.  If Executive is (x) specifically made aware of any non-public Proceedings or non-public Matters related to Centex or any of the Released Parties, (y) requested in writing by a third party to provide non-public information regarding Centex or any of the Released Parties, or (z) called by a third party as a witness to testify in any matter related to Centex or any of the Released Parties, Executive will promptly notify Centex in order to give Centex or the Released Parties a reasonable opportunity to respond.

14.    Waiver of Age Claims.  Executive represents that the statutory requirements for a waiver of Executive’s rights and claims under the Age Discrimination in Employment Act of 1967 (“ADEA”) and the Older Workers’ Benefit Protection Act (“OWBPA”) have been satisfied.  Specifically, Executive acknowledges and agrees that:

a.           This Agreement is written in a manner calculated to be understood by Executive and that Executive in fact fully understands the terms, conditions and effects of this Agreement;

b.           Executive specifically refers to any releases, rights and/or claims arising under the ADEA and/or the OWBPA;

c.           Executive does not waive any rights or claims that may arise after the date on which Executive signs this Agreement;

d.           Executive waives the rights and claims in this Agreement only in exchange for consideration provided by Centex in addition to anything of value to which Executive is already entitled;

e.           By Centex’s delivery of this Agreement to Executive, Centex has advised Executive, in writing, to consult with Executive’s attorney before signing this Agreement, and Executive has, in fact, had an opportunity to do so;

f.           Executive has 45 days in which to consider the Agreement before accepting it, but need not take that long if Executive does not wish to;

g.           This Agreement allows for a period of 7 days following execution in which Executive may revoke this Agreement by giving Centex written notice of such revocation; and

h.           By executing and delivering this Agreement to Centex, Executive acknowledges that Centex provided Executive with the OWBPA notice and analysis required under the ADEA, which was sufficiently understandable to enable Executive to make an informed choice about whether to sign this Agreement.

         Executive understands that nothing in this Agreement is intended to interfere with or deter (i) Executive’s right to challenge the above waiver of an ADEA claim or state law age discrimination claim as not knowing or voluntary, or (ii) Executive’s right to file an ADEA charge or ADEA complaint or state law age discrimination complaint or charge with the Equal Employment Opportunity Commission or any state discrimination agency or commission as a result of the above release not being knowing or voluntary, or (iii) Executive’s right to participate in any investigation or proceeding conducted by those agencies.  Further, Executive understands that (x) nothing in this Agreement would require Executive to tender back the money received under this Agreement if Executive seeks to challenge the validity of the above ADEA or state law age discrimination waiver, (y) Executive does not agree to ratify any ADEA or state law age discrimination waiver that fails to comply with the OWBPA by retaining the money received under this Agreement, and (z) nothing in this Agreement is intended to require the payment of damages, attorneys’ fees or costs to Centex should Executive challenge the waiver of an ADEA or state law age discrimination claim or file an ADEA or state law age discrimination claim, except as authorized by federal or state law.

15.    Confidentiality and Non-Disparagement.  Executive agrees to keep the terms and conditions of this Agreement confidential to the extent allowed by law, except Executive may supply a copy to Executive’s accountant or other financial advisor solely in connection with preparing Executive’s income tax return, and Executive may disclose this Agreement to Executive’s immediate family members and to Executive’s attorney on a confidential basis.

         Executive agrees to refrain from any libel, slander, defamation or other disparaging comments about Centex or any of the Released Parties.  Executive further agrees not to take any action, or assist any person taking any other action, that is (a) materially adverse to the interests of, (b) inconsistent with fostering the  goodwill of, and/or (c) detrimental to the business of Centex and/or its parent, affiliates and/or subsidiaries; however, nothing in this Agreement will restrict the communication of information by Executive to any state or federal law enforcement agency or require notice to Centex thereof, and Executive will not be in breach of the covenant contained in this Section solely by reason of Executive’s testimony which is compelled by process of law.  Furthermore, Executive agrees to participate in media interviews about Centex or any of the Released Parties only after receiving permission from Centex and in cooperation with Centex’s communications department.

         Executive acknowledges that, in the course of employment with Centex, Executive has come to know general and specific information that is confidential and proprietary to Centex and/or its parent, affiliates and/or subsidiaries (collectively, the “Confidential and Proprietary Information”).  Confidential and Proprietary Information includes oral and written information about, relating to or concerning Centex and/or its parent, affiliates and/or subsidiaries, that Centex has by its policies or otherwise indicated (i) should be kept confidential, (ii) should reasonably be deemed confidential by Executive whether or not it was designated as confidential, or (iii) if disclosed could be injurious to Centex and/or its parent, affiliates and/or subsidiaries.  Confidential and Proprietary Information includes but is not limited to Centex’s business plans, concepts, strategies, proposals, processes, methods, internal procedures, financial statements, projections, technical specifications, data, supplier lists, marketing plans, sales strategies, product designs, customer information, and other confidential operational information.  Without limiting the generality of the foregoing, Confidential and Proprietary Information specifically includes personnel lists and files, and related confidential information; hiring plans and strategies; compensation data and strategies; talent management plans and strategies; the SLiCE program, sales and marketing strategies and the ACE program and strategies.  Centex acknowledges that information that is generally known in the home building industry is not Confidential and Proprietary Information.

         In accordance with the terms of the Centex Corporation Executive Severance Policy dated effective June 2, 2006, as amended and restated (the “Severance Policy”), and as a condition of receiving the Severance Benefits under the Severance Policy and this Agreement, Executive agrees that Confidential and Proprietary Information is the sole and exclusive property of Centex, and Executive agrees to hold, in a fiduciary capacity for the benefit of Centex, all Confidential and Proprietary Information acquired by the Executive while employed by Centex.  In further consideration of the Severance Benefits received by Executive pursuant to the Severance Policy and this Agreement, Executive agrees and covenants that Executive (i) shall not use to Centex’s detriment and (ii) shall not divulge, publicly or privately, any specified or other Confidential and Proprietary Information regarding any aspect of Centex’s business acquired during or as a result of Executive’s employment with Centex.  Furthermore, to the extent that disclosure of any Confidential and Proprietary Information is controlled by statute, regulation or other law, Executive agrees that Executive is bound by such laws and that neither the Severance Policy nor this Agreement shall operate as a waiver of any such non-disclosure requirement.

16.    Non-Solicitation Clause. In accordance with the Severance Policy and as a condition of receiving the Severance Benefits provided under the Severance Policy and this Agreement, Executive agrees that for eighteen months following the Separation Date, Executive will not directly or indirectly, without Centex’s consent, hire, call on, solicit, or take away or attempt to hire, call on, solicit, or take away any of Centex’s employees (or those of its parent, affiliates or subsidiaries) listed on EXHIBIT A for the purpose of hiring such employees and/or encouraging them to terminate their employment with Centex or its parent, affiliates or subsidiaries.  If Executive breaches the provisions set forth in this Section, Centex will be entitled to injunctive relief, in addition to all other rights it may have at law or in equity.  It is further agreed that if the non-solicitation covenants contained in this Agreement should be held by any court or other constituted legal authority to be effective only if said covenants are modified to limit the duration or number of individuals included, then the parties hereto shall consider such non-solicitation covenants to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any court or other constituted legal authority, and as to all other political subdivisions of the United States, the non-solicitation covenants contained herein shall remain in full force and effect as originally written.

17.    Restrictions on Unfair Competition. Executive acknowledges that because Executive has had access to Centex’s Confidential and Proprietary Information, if Executive became employed by a  competitor to Centex Corporation or Centex Homes or their affiliates, Executive’s knowledge of Centex’s Confidential and Proprietary Information could allow the competitor to unfairly compete with Centex.  Therefore, Executive agrees that, for eighteen months following the Separation Date, Executive will not, directly or indirectly, as an employee, consultant, advisor, contractor, shareholder, director, partner, joint-venturer, or investor, assist any of the homebuilders listed in the following sentence, which are deemed by the parties hereto to be competitors of Centex Corporation, Centex Homes and/or their affiliates.  Executive and Centex agree that the homebuilding competitors are (1) DR Horton, Inc., Pulte Homes Inc., Lennar Corporation, NVR, Inc.,  KB Home, Hovnanian Enterprises, Inc., The Ryland Group, Inc., and Beazer Homes USA, Inc. (and their successors by merger or consolidation, if applicable), and (2) the top four (by revenue) regional/specialty homebuilders with operations in California not listed in clause (1).  The foregoing will not prohibit passive investments such as mutual funds or direct or indirect ownership of less than 1% of a publicly held company’s outstanding stock.  Executive agrees that the covenants in this Section are (a) reasonable and necessary for the protection of Centex’s legitimate business interests, and (b) do not place an unreasonable burden upon the Executive’s ability to earn a living.  It is further agreed that if the non-competition covenants contained in this Agreement should be held by any court or other constituted legal authority to be effective in any particular area or jurisdiction only if said covenants are modified to limit their duration or scope, then the parties hereto shall consider such non-competition covenants to be amended and modified with respect to that particular area or jurisdiction so as to comply with the order of any court or other constituted legal authority, and as to all other political subdivisions of the United States, the non-competition covenants contained herein shall remain in full force and effect as originally written.

18.    Covenant Not to Sue. Except as required by law, Executive agrees not to institute, maintain, or prosecute, or induce or assist in the instigation, commencement, maintenance or prosecution of any legal proceedings involving any claim released under this Agreement.  Executive will not seek or accept any equitable or monetary relief in any legal proceedings filed by Executive or on Executive’s behalf against Centex or its parent, affiliates or subsidiaries, and agrees to opt out of any class action filed against Centex or its parent, affiliates or subsidiaries with respect to any period during which Executive was employed by Centex.  Centex is not currently aware of any claim it or its affiliates may have against Executive.

19.    Injunctive Relief.  Executive agrees that the remedy at law for any breach by Executive of the covenants contained in this Agreement will be inadequate and that damages flowing from such a breach are not readily susceptible to being measured in monetary terms.  Accordingly, upon a violation or threatened violation by Executive of any legally enforceable provision in this Agreement, Centex will be entitled, in addition to all other rights and remedies, to seek immediate injunctive relief and may obtain a temporary and permanent injunction or restraining order enjoining and prohibiting any such further breach or threatened breach, without posting bond or furnishing similar security.  Nothing in this Section or in other provisions of this Agreement will be deemed to limit or negate Centex’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section, which may be pursued by Centex.

20.    Taxes.  All payments made by Centex under this Agreement will be subject to applicable federal, state and local taxes, and withholdings required for the same, which taxes will be the responsibility of Executive.

21.    Claims Procedure.  Any claims relating to the benefits paid or to be paid under this Agreement will be handled in accordance with the terms of the Severance Policy.

22.    Waiver of Jury Trial. As a further condition of receiving the Severance Benefits, Executive hereby waives irrevocably the right to trial by jury with respect to any dispute, controversy, claim or cause of action arising out of or relating to Executive’s employment and termination of that employment, the Severance Policy, and/or this Agreement.

23.    Recoupment in Restatement Situations.  According to the general policy adopted by the Board of Directors of Centex Corporation (the “Board”) on February 13, 2007 and incorporated by reference in the Severance Policy, if the financial results of Centex and/or Centex Corporation are restated due to fraud or intentional misconduct by Executive, the Board, or an appropriate committee designated by the Board will review the incentive compensation paid or awarded to Executive and will, to the extent permitted by applicable law, require recoupment of (a) up to half of the Severance Pay and (b) amounts paid or awarded to Executive as incentive compensation if (i) the Board or the reviewing committee, as applicable, concludes in good faith that Executive engaged in fraud or intentional misconduct that caused or partially caused the need for the restatement, (ii) the amount of the incentive compensation was calculated upon the achievement of certain financial results that were subsequently the subject of a restatement, and (iii) the amount of the incentive compensation that would have been awarded to Executive had the financial results been properly reported would have been lower than the amount actually awarded.  The Board will not seek to recover incentive compensation awarded more than three years before the date the applicable restatement is disclosed.  For the purposes of recoupment, “incentive compensation” includes cash bonus, restricted stock, deferred stock units, stock options, deferred cash compensation and other long-term measures, and the proceeds from any exercise or sale thereof, but “incentive compensation” does not include the Severance Pay.

24.    Indemnification. Nothing in this Agreement is intended to affect any obligation Centex may have under applicable law or its governing documents to indemnify Executive.

         25.    Miscellaneous.

a.           Entire Agreement/No Assignment.  This Agreement sets forth the entire agreement between the parties, and no representation, promise, or condition not contained herein will modify these terms.  Executive represents that Executive has not assigned any of the claims related to the matters set forth herein, and agrees not to assign Executive’s rights under this Agreement without Centex’s prior written consent.

b.           Attorneys’ Fees.  In connection with any dispute arising under, from or as a result of this Agreement, the parties agree that the prevailing party will be entitled to recover all costs and expenses incurred, including, without limitation, attorneys’ fees and fees for the services of accountants, paralegals, legal assistants and similar persons (including any appeals from any litigation and enforcement of judgments).

c.           No Admission of Liability.  Centex’s payment of the Severance Pay does not constitute the admission of any liability.

d.           Read Agreement/Advice of Attorney.  Executive acknowledges that Executive has read and understood this Agreement, has been advised to and has had the opportunity to discuss it with an attorney of Executive’s own choice, agrees to its terms, acknowledges receipt of a copy of it and the sufficiency of the payment recited herein, and signs this Agreement voluntarily.

e.           Applicable Law and Severability.  The parties agree that the terms of this Agreement are contractual in nature and not merely recitals, and will be governed and construed in accordance with the laws of the State of Texas.  Proper venue for any litigation brought by either party with respect to this Agreement shall be Dallas County, Texas.  The parties further agree that should any part of this Agreement be determined by a court of competent jurisdiction to be illegal, invalid, or unenforceable, the parties intend the legality, validity and enforceability of the remaining parts will not be affected thereby, and any illegal, invalid, or unenforceable part will be deemed not to be a part of this Agreement.

f.           Notice.  Any notice to be given to Centex hereunder will be deemed sufficient if addressed to Centex in writing and hand-delivered or mailed by certified mail to Joe Bosch, Senior Vice President of Centex at 2728 North Harwood Street, Dallas, Texas 75201.  Any notice to be given to Executive hereunder will be deemed sufficient if addressed to Executive in writing and hand-delivered or mailed by certified mail to Executive at 20 Golden Grass Court, Alamo, California  94507.  Either party may designate a different address or addresses by giving notice according to this Section.

g.           Officer Resignation.  Executive must resign as an officer from all official positions related to Executive's employment by Centex as of the Separation Date by delivering to Centex with Executive's signed copy of this Agreement the Officer Resignation attached hereto as EXHIBIT B, and incorporated herein by reference.

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h.           Revocation and Effective Date.  Executive may revoke this Agreement in its entirety during the 7 days following execution by Executive (the “Revocation Period”).  Any revocation of this Agreement must be in writing and delivered to Centex prior to the expiration of the Revocation Period at the address shown in Section 25.f above.  Unless it is properly revoked during the Revocation Period, this Agreement will become effective and enforceable 7 days following execution of the Agreement by Executive but in no event earlier than March 31, 2009 (the “Effective Date”).  In the event this Agreement is revoked by Executive during the Revocation Period, then this Agreement, including Centex’s obligations thereunder, will be null and void, unless Centex pays the Severance Pay to Executive within six months after Executive signs and delivers this Agreement, in which case this Agreement shall be a valid, binding and enforceable agreement of both parties.

CENTEX:

CENTEX SERVICE COMPANY, LLC,
a Nevada limited liability company

Date: March 13, 2009	By:	/s/ Joseph A. Bosch
Joseph A. Bosch
Senior Vice President – Human Resources

EXECUTIVE:

Date: March 18, 2009	/s/ David L. Barclay
DAVID L. BARCLAY

EXHIBIT A

Protected Employees

All Centex Homes Division Presidents, Division Sales Managers, Division Finance Managers, Directors of Construction Operations, Directors of Land Acquisition, and Directors of Land Development

All Centex Corporation Vice Presidents

EXHIBIT B

Officer Resignation

[The form of Resignation Letter is attached]

March 31, 2009

To the Board of Directors of
Centex Corporation

I hereby resign as an officer, director or manager of the subsidiaries, affiliates and committees, as the case may be, of Centex Corporation, including but not limited to the positions listed on the attached Schedule A, as of the close of business on March 31, 2009.

Respectfully submitted,

/s/  David L. Barclay
David L. Barclay

Schedule A

David L. Barclay
Officer, Director/Manager and Committee Positions
as of March 31, 2009

Company	Position
Benicia CS Developers, LLC	Executive Committee Member
CDP West Realty, Inc.	Director
Centex Building Services, Inc.	Director
Centex Homes, Inc.	Director
Centex Homes of California, LLC	Manager*
President
Centex Homes Realty Company	Director* President
Centex Real Estate Construction Company	Director
Chairman of the Board and Chief Executive Officer
Centex Real Estate Corporation	President – Land Division
Fox & Jacobs, Inc.	Director
Marina Community Partners, LLC	Executive Committee Member
Nomas Corp.	Director President and Chief Executive Officer
Novato Community Partners, LLC	Executive Committee Member
PL Roseville, LLC	Executive Committee Member (Alternate)